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                                                                   Exhibit 10.95


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 21st day of December, 2000, by and between Outsource International, Inc., a Florida corporation (the "Company"), and Michael A. Sharp ("Employee").

     WHEREAS, the Company, through its Board of Directors, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, as Executive Vice President and Chief Financial Officer of the Company, subject to the terms of this Agreement. Employee will work at the Company's headquarters, currently located at 1690 South Congress Avenue, Suite 210, Delray Beach, Florida 33445.

     2. TERM. The term ("Term") of this Agreement shall commence on the 2nd day of January, 2001 and shall continue for a period of four (4) years until December 31, 2004, unless sooner terminated by either the Employee or the Company in accordance with the terms hereof.

     3. DUTIES. During his employment hereunder, Employee will serve as Executive Vice President and Chief Financial Officer of the Company. Employee shall report directly to the President and Chief Executive Officer of the Company (the "CEO") and shall serve at the CEO's direction. Employee shall perform services as assigned by the CEO consistent with the title of Executive Vice President and Chief Financial Officer. In addition to Employee's duties as Chief Financial Officer, Employee shall assume supervision of the Investor Relations function and the Human Resources Department within a reasonable period of time following the commencement of the Term estimated to be four or five months. Employee shall diligently perform such duties and shall devote his entire business skill, time and effort to his employment and his duties hereunder and shall not during the Term, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties. This shall not, however, preclude Employee from serving on boards of directors of other corporations; provided that such service does not conflict with the duties of Employee hereunder or result in a conflict of interest.




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     4. COMPENSATION.

     a. SALARY. Employee shall be paid an initial salary of $225,000.00 per year for the first year of employment, payable in equal bi-weekly installments of $8,653.85, less deduction for federal withholding, Medicare and FICA taxes (the "Initial Salary"). On or about May 1, 2002, and annually thereafter, the Company will conduct an annual performance (salary) review with respect to Employee and advise Employee of any salary adjustments along with the reasons for such adjustments, it being understood that at no time during the term of this Agreement will Employee's salary be reduced below the initial salary level of $225,000.00 (the Initial Salary or such salary as is in effect at any given time during the term hereof shall be hereinafter referred to as the "Annual Base Salary").

     b. BONUS. In addition to the Annual Base Salary, Employee shall be entitled to an annual performance bonus, with an initial targeted bonus of $120,000.00 for each of the first two years of the Agreement, of which $75,000.00 per year shall be guaranteed and paid on February 1, 2002 for the first year and on March 31, 2003 for the second year (the "Guaranteed Payment"), and the balance of $45,000.00 per year shall be paid on an if-earned basis, in accordance with the management bonus program currently in effect (hereafter, the "Management Bonus Program"). The annual performance bonus shall be paid only if Employee is employed by the Company on the dates stipulated for payment. For the fiscal years commencing April 1, 2003 and thereafter, Employee shall receive payments under the Management Bonus Program, with a target of 50% of Annual Base Salary, based on agreed-upon objectives if the Company achieves the targets set forth in such Program, and as, if and when the other executive officers of the Company receive such payments. There will be no Guaranteed Payment after the second year of employment (after fiscal year ending March 31, 2003).

     c. STOCK OPTIONS. Employee will receive a grant under the Company's Stock Option Plan of options to acquire a total of 200,000 shares of the Company's common stock with a four-year straight-line vesting period. For the first year of employment (through December 31, 2001), the Company will issue options to purchase 150,000 of these shares. The exercise price of the 150,000 options shall be the "Fair Market Value" (the closing price of the shares of the Company's common stock) on the first date of Employee's employment. These options shall vest 25% at the completion of each year of employment with the Company (100% vested after the end of year four). Employee shall receive the remainder of the grant of options to purchase 50,000 shares of the Company's common




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          stock, at the Fair Market Value on the first anniversary of the commencement of Employee's employment. These options shall likewise vest 25% at the completion of each year of employment with the Company (100% vested after the end of year four.) The options shall be incentive stock options to the extent permitted by law, and shall be granted pursuant to the Company's Stock Option Plan and a written stock option agreement. The term of the options shall be ten years (subject to expiration per the terms of the stock option agreement and the Internal Revenue Code).

     d. INSURANCE. During his employment hereunder, Employee shall be entitled to participate in such health, life, short term and long term disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time. Employee shall be entitled to short term and long term disability insurance irrespective of whether the Company provides such insurance to other employees. Employee will be eligible for such benefits as of February 1, 2001.

     e. OTHER BENEFITS. During his employment hereunder, Employee shall be entitled to such other benefits that the Company may offer to other key executive employees of the Company from time to time.

     f. VACATION. Employee shall be entitled to three weeks of vacation leave during calendar year 2001 and each year thereafter during the term of this Agreement (in addition to holidays). Additional amounts of vacation leave may be set forth in the vacation policy that the Company shall establish from time to time, or as mutually agreed upon by the Employee and the CEO from time to time. Except with respect to vacation time unused as the result of a written request by the Company to postpone a vacation, any unused vacation from one calendar year shall not carry-over to any subsequent calendar year.

     g. EXPENSE REIMBURSEMENT. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable travel and entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.





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     h.   INTERIM LIVING AND RELOCATION EXPENSES. The Company will reimburse
          Employee for the cost of a reasonable two bedroom, furnished apartment residence in the Delray Beach/Boca Raton, Florida area for a maximum period of 120 days from the first day of employment, as well as the cost of a rental car (full-size), meals, and other appropriate miscellaneous living expenses during this period. During the 120-day interim living period, the Company will also reimburse Employee for two house-hunting trips for Employee's spouse and bi-weekly return trips by the Employee to Rhode Island. Additionally, Employee will be reimbursed for the reasonable and normal closing costs for the sale of Employee's home and 3.0% of purchase price as reimbursement for closing expenses relating to the purchase of Employee's home in the Boca Raton/Delray Beach/Boynton Beach, Florida area. In addition, the Company will reimburse Employee for the expenses of packing, loading, transporting and unloading all of Employee's household belongings (including cars and pets) from his residence in East Greenwich, Rhode Island to Employee's new residence in Florida. The Company will reimburse Employee's relocation expenses as aforesaid through a gross-up of Employee's W-2 salary (to be tax neutral). Employee agrees to repay the Company for the total amount of the foregoing interim living and relocation expenses should the Employee voluntarily terminate his employment with the Company prior to the end of the first full year of employment under this Agreement. Employee is under no obligation to repay interim living and relocation expenses in the event his employment is terminated by the Company.

     5. TERMINATION FOR CAUSE. The Board of Directors of the Company may terminate this Agreement for any reason at any time including, without limitation, for "Cause." As used herein, "Cause" shall mean any of the following: (i) failure on the part of Employee to disclose to the Company in writing on or before the date hereof Employee's breach of or default under any employment, non-compete, confidentiality or other agreement between Employee and any prior employer of Employee (including without limitation any breach or default that might result from Employee's entering into or performing his duties and obligations under this Agreement); (ii) an act of willful misconduct or gross negligence by Employee in fulfilling his obligations to the Company (determined without regard to the financial performance of the Company or the manner of performance by Employee of his duties in the ordinary course of business); (iii) indictment of Employee for a felony involving moral turpitude, whether relating to his employment or otherwise; (iv) an act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company; (v) conduct on the part of Employee intended to injure the business of the Company;
(vi) Employee's addiction to alcohol or any illegal drug or chemical; (vii) Employee's insubordination unless resulting from Employee's refusal to do an illegal act; (viii) failure to establish and maintain a residence within a reasonable daily commute to the Company's headquarters within six




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(6) months of the date Employee commences Employment with the Company. The existence of any of the foregoing events or conditions, except under clause
(iii), shall be determined by the Board of Directors (excluding the Employee) in the exercise of its reasonable judgment provided that if such occurrence relates to section (i) or (vi) above, it must persist more than (a) five (5) days after notice is given to Employee by personal delivery or (b) ten (10) days after a notice is given to Employee by any other means, each notice which details the occurrence. Notwithstanding the foregoing, if occurrence under sections (ii),
(v) or (vii) cannot reasonably be remedied within the time periods set forth, the Board of Directors shall not exercise its right to terminate under this section if Employee begins to remedy the occurrence within the time period and continues actively and diligently in good faith to completely remedy such occurrence. As used herein "insubordination" means Employee failing to use his best efforts to comply with a written directive made by the Company's Board of Directors for any action or inaction not inconsistent with the duties set forth here.

     6. PAYMENT AND OTHER PROVISIONS UPON TERMINATION.

     a. In the event that Employee's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5; then, on or before Employee's last day of employment with the Company:

          i. SALARY AND BONUS PAYMENTS: The Company shall pay in a lump sum to Employee such amount of compensation earned by Employee hereunder for services rendered to the Company as of the time of such termination, as well as compensation for unused vacation time, as has accrued but remains unpaid. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of termination.

          ii. NONCOMPETITION/NONSOLICITATION PERIOD. The provisions of Paragraph 10 shall continue to apply with respect to Employee for a period of one year following the date of termination.

     b. In the event that Employee's employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause (as provided in Paragraph 5), including "constructive termination" (as defined below) and termination as a result of a Change of Control (as defined below), and other than as a consequence of Employee's death, disability, or normal retirement under the Company's retirement plans and practices, then:



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          i.   SALARY AND BONUS PAYMENTS: The Company shall pay to Employee, as compensation for services rendered to the Company, as follows:
               (A) if termination occurs prior to the first anniversary date of this Agreement, Employee will receive a total of twelve (12) months (26 bi-weekly payments) of the Employee's Annual Base Salary and the pro-rated portion of the Guaranteed Payment then in effect, subject to "mitigation" (as defined below); (B) if termination occurs after the first anniversary but prior to the second anniversary date, Employee will receive a total of nine
               (9) months (18.5 bi-weekly payments) of the Employee's Annual Base Salary and the pro-rated portion of the Guaranteed Payment then in effect, subject to "mitigation"; and (C) if termination occurs after the second anniversary of this Agreement, Employee will receive a total of six (6) months (13 bi-weekly payments) of the Employee's Annual Base Salary then in effect, subject to NO "mitigation". The payments to be made herein are referred to hereinafter as the "Cash Amount". The Cash Amount shall be paid to Employee in periodic installments in accordance with the regular salary payment practices of the Company, with the first such installment to be paid on or before Employee's last day of employment with the Company. As used herein, the term "mitigation" shall mean that the Cash Amount to be paid to Employee under this Paragraph 6.b.i. shall terminate on the date Employee obtains full-time employment with another company or business (or full-time self-employment) after termination of employment hereunder. Employee shall be obligated to notify the Company within 72 hours of Employee's commencement of full-time employment with another company or business (or full-time self-employment).

          ii. BENEFIT PLAN COVERAGE: The Employee's Benefit Plan Coverage will continue for six (6) months beyond the last day of the month in which his employment is terminated, but shall cease thereafter. If Employee is not covered by a health insurance plan through a new employer as of that date, Employee will be eligible for COBRA benefits. Should Employee elect COBRA, Employee will be responsible for paying any and all COBRA premiums.

          iii. NON-COMPETITION/NON-SOLICITATION PERIOD. The provisions of Paragraph 10 shall continue to apply with respect to Employee for the shorter of (x) twelve (12) months following the date of termination or (y) until such time as the Company has failed to comply with the provisions of Paragraph 6.b.i for an uninterrupted 10-day period and such failure is not cured within five (5) days after written notice of such failure is delivered to at least two (2) independent directors of the Company.




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          iv.  STOCK OPTIONS. Employee's rights with respect to stock options, if any, shall be as determined under the Company's Stock Option Plan.

     If Employee's employment is terminated in the first two (2) years of employment pursuant to this subparagraph b., the Company shall give Employee at least thirty (30) days prior written notice of such termination.

     For purposes of this Agreement, a "constructive termination" of Employee's employment hereunder shall mean:

     (A) any substantial reduction in the amount of any compensation (including benefit coverages) provided for under Paragraph 4 above; or

     (B) any substantial diminution, without Employee's written consent, in Employee's duties, responsibilities, authority or change in his reporting relationship.

The Board shall be given written notice of Employee's intention to terminate employment in the event of a constructive termination. In the case of a constructive termination, the Board shall be given the opportunity within twenty
(20) days of the receipt of such notice, to meet with the Employee to defend such situation. The Board shall be given seven (7) days after such meeting to cure and upon failure of the Board, within such seven (7) day period, to cure or to commence a cure of such situation, Employee's employment by the Company shall be terminated due to constructive termination.

     c. In the event of the Employee's death or disability, the Employee's recourse shall be to the life insurance and disability insurance benefits contained in the insurance policies and programs provided by the Company as set forth in Paragraph 4.d above.

     7. CHANGE OF CONTROL. In the event of a Change of Control, Employee shall be entitled to the following benefits as of the effective date of the Change of
Control:

          i. EXERCISABILITY OF STOCK OPTIONS. The Employee shall receive that portion of the granted stock options that have vested as of that time, plus the amount of options that are intended to vest in the year following the Change in Control.

          ii. OTHER BENEFITS. All benefits under Paragraph 6.b.ii shall be extended to Employee as described in such paragraph.

     For purposes of this Agreement, the term "Change of Control" shall mean:



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          i. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of ss. 13(d)(3) or ss. 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (any of the foregoing described in this Paragraph 7.c.i hereafter a "Person") of 33% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or
     (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), PROVIDED, HOWEVER, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 33% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60%, respectively, of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

          ii. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

          iii. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all



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     or substantially all holders of the Outstanding Capital Stock and Voting
     Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60%, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or

          iv. (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60%, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

     8. INDEMNIFICATION. If litigation shall be brought to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable out-of-pocket attorneys' fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing Bank of America base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

     9. VOLUNTARY TERMINATION. Employee may terminate his employment hereunder voluntarily at any time upon at least forty-five (45) days written notice to the Company. In the event Employee terminates his employment hereunder, Employee shall be paid his Annual Base Salary accrued up to and including his last date of employment. In addition, Employee's rights (a) with respect to stock options, if any, shall be determined under the Company's Stock Option Plan, and (b) to participate in any and all benefit plans and programs described in Paragraph 4 above, if any, shall be as determined under such plans and programs.



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     10. NON-COMPETITION AND NON-SOLICITATION.

     a. The nature of the system and methods employed in the Company's business is such that Employee will be placed in a close business and personal relationship with the customers of the Company and be privy to confidential customer usage and rate information. Accordingly, at all times during the term of this Agreement and for a period of one (1) year immediately following the termination of Employee's employment hereunder (the "Non-competition and Non-solicitation Period") for any reason whatsoever, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 10, so long as the Company continues to carry on the same business, Employee shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

          i. Call upon, divert, influence or solicit or attempt to call upon, divert, influence or solicit any customer or customers of the Company nationwide;

          ii. Divulge the names and addresses or any information concerning any customer of the Company;

          iii. Disclose any information or knowledge relating to the Company, including but not limited to, the Company's system or method of conducting business to any person, persons, firms, corporations or other entities unaffiliated with the Company, for any reason or purpose whatsoever;

          iv. Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar or related line of business as that carried on by the Company ("Competition").

     b. The time period covered by the covenants contained in this Paragraph 10 shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant.

     c. The covenants set forth in this Paragraph 10 shall be construed as an agreement independent of any other provision in this Agreement and existence of any potential or alleged claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein. An alleged or actual breach of the Agreement by the Company shall not be a defense to enforcement of the provisions of this Paragraph 10.




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     d. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions are reasonable given the nature of the Company's business. In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

     e. Notwithstanding anything to the contrary contained herein, in the event that Employee engages in Competition, or any conduct expressly prohibited by this Paragraph 10 at any time during the Non-competition and Non-solicitation Period for any reason whatsoever, Employee shall not receive any of the termination benefits he otherwise would be entitled to receive pursuant to Paragraph 6 hereof.

     11. CONFIDENTIALITY.

     a. NONDISCLOSURE. Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information, which at the time of disclosure is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

     b. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.




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     c. BOOKS AND RECORDS. All books, records and accounts whether prepared by
Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee's employment hereunder or upon the Company's request at any time.

     12. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Employee acknowledges that a breach of any of the provisions of Paragraphs 10 or 11 hereof would result in immediate and irreparable injury to the Company that cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 10 or 11 hereof.

     13. SEVERABILITY: Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14. SUCCESSORS: This Agreement shall be binding upon Employee and inure to his and his estate's benefit, and shall be binding upon and inure to the benefit of the Company and any successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company. The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

     15. CONTROLLING LAW: This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

     16. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:



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     To the Company:  Outsource International, Inc.
                      1690 South Congress Avenue
                      Suite 210
                      Delray Beach, Florida 33445
                      Attention: General Counsel

         To Employee: Michael A. Sharp
                      35 Bow Street
                      East Greenwich, RI 02818

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

     18. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

     19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

     20. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee's termination, the rights and duties set forth in this Agreement shall control.

     21. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 6.b provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee's death, disability or normal retirement), then the payments and other benefits set forth in Paragraph 6.b shall constitute the sole and exclusive remedies of Employee.

     IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

                                     OUTSOURCE INTERNATIONAL, INC.



                                     By: /s/ Garry E. Meier
                                         ---------------------------------------
                                         Garry E. Meier

                                     Its: President and Chief Executive Officer

                                     EMPLOYEE:

                                     /s/ Michael A. Sharp
                                     -------------------------------------------
                                     Michael A. Sharp





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